Exhibit 5.1

January 24, 2011

Enerplus Corporation

The Dome Tower

3000, 333 — 7th Avenue SW

Calgary, Alberta T2P 2Z1
Canada

Ladies and Gentlemen:

We have acted as your Canadian counsel in connection with the preparation of a Registration Statement on Form S-8 to be filed with the United States Securities and Exchange Commission on January 24, 2011 (the “Registration Statement”) relating to the issuance and sale by you of (i) an additional 343,384 common shares (“Common Shares”) of Enerplus Corporation, a corporation formed under the laws of Alberta (“Enerplus”), issuable in connection with rights (the “Rights”) granted pursuant to the Enerplus Corporation Rights Incentive Plan effective June 21, 2001 (as amended and restated effective January 1, 2011) (the “Incentive Plan”) and (ii) an additional 2,900,000 Common Shares issuable in connection with options (the “Options”) granted pursuant to the Enerplus Corporation Stock Option Plan effective January 1, 2011 (the “Option Plan”), each in the manner set forth in the Registration Statement.

We have examined originals and copies, certified or identified to our satisfaction of: (i) the Registration Statement, (ii) the Incentive Plan, (iii) the Option Plan, (iv) Enerplus’ articles and by-laws, (v) certain resolutions of the board of directors of Enerplus, and (vi) such other proceedings, documents and records as we have deemed relevant or necessary as a basis for the opinions herein expressed.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified, conformed or photostatic copies or facsimiles thereof.

Based and relying upon and subject to the foregoing, we are of the opinion that:

1.                                       Enerplus has allotted and reserved the 343,384 Common Shares to be issued and sold upon the exercise of the Rights and the 2,900,000 Common Shares to be issued and sold upon the exercise of Options.

2.                                       Upon the exercise of the Rights and the Options and receipt by Enerplus of payment in full for the Common Shares, such Common Shares when sold as contemplated by the Incentive Plan and the Option Plan, as applicable, will be duly and validly issued as fully paid and non-assessable Common Shares of Enerplus.

We are solicitors qualified to carry on the practice of law in the Province of Alberta, Canada only and we express no opinion as to any laws, or matters governed by any other laws, other than the laws of the federal laws of Canada applicable therein.  We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the United States Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Yours truly,

/s/ Blake, Cassels & Graydon LLP